Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Chino Commercial Bancorp
Chino, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for Chino Commercial Bancorp, of our report dated January 24, 2006 with respect to the balance sheets of Chino Commercial Bank, N.A. as of December 31, 2005 and 2004 and the related statements of income, stockholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2005 appearing in the 2005 Annual Report on Form 10-KSB filed by Chino Commercial Bank, N.A. with the Comptroller of the Currency.

/s/ Hutchinson and Bloodgood LLP
Hutchinson and Bloodgood LLP

Glendale, CA
July 5, 2006